Exhibit 10.31

SERVICE AGREEMENT

BETWEEN

Belden UK Limited

- and -

Mr. Paul Keith Turner

THIS AGREEMENT dated November 22, 2017 is made BETWEEN:

A.    Belden UK Ltd (company no. 02882171), whose registered office is at Manchester International Office Centre Suite 13, Styal Road, Manchester M22 5WB England (the "Company")

and

B.    Mr. Paul Keith Turner, 14 Redshank Drive, Tytherington, Macclesfield, Cheshire SK10 2JP (the "Executive").

IT IS HEREBY AGREED as follows:

1.INTERPRETATION AND DEFINITIONS

1.1     In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

Expression	Meaning
"associate"
a body corporate which for the time being is a holding company of the Company or a subsidiary (other than the Company) of such a holding company or has not less than 20 per cent of its equity share capital beneficially owned by such a holding company or the Company.

"Belden Inc"	a body corporate listed on the New York Stock Exchange (NYSE: BDC) being the parent company of the Company and whose corporate headquarters is at 1 N. Brentwood Blvd., St Louis, MO 63105, USA.
“Date of Termination”	the date on which the employment of the Executive terminates.
“Line Manager”	John Stroup, President and CEO of Belden Inc.
“Recognised Investment Exchange”	Any body of persons that is recognized by the Financial Conduct Authority as an investment exchange for the purpose of the Financial Services and Markets Act 2000.

1.2    Where used in this Agreement, the terms "subsidiary" and "holding company" have the meaning attributed to them respectively by Part 38 of the Companies Act 2006.

1.3    Unless otherwise stated, a reference to the employment of the Executive is to his employment by the Company.

1.4    A reference to a statute or statutory provision includes a reference to that statute or provision as from time to time modified or re-enacted.

1.5    The headings to provisions of this Agreement are inserted for convenience only and shall not affect its meaning and references to Clauses are to the Clauses of this Agreement.

2.APPOINTMENT AND TERM

2.1    The Executive shall be employed by the Company as Senior Vice President, Sales. The Executive does not hold office as a director but subject to the provisions of clause 2.3 below will accept office as director of the Company or any associate if reasonably required by the Company and will resign from any such office if so required by the Company without claim for compensation PROVIDED ALWAYS that any such resignation or resignations will be without prejudice to the Executive’s rights under or in connection with this Agreement.

2.2    The employment of the Executive under the terms of this Agreement began on 1 January 2017 (“the Effective Date”) and will continue, subject to the terms of this Agreement, until determined by either party giving the other not less than twelve months' written notice. The Executive’s continuous employment with the Company commenced on 1 March 2006.

2.3    The Company shall provide the Executive with directors’ and officers’ insurance covering his activities as Senior Vice President, Sales and any other position of office or directorship which he may be required to take up in accordance with the provisions of this Agreement.

3.DUTIES

3.1    During the continuance of his employment, the Executive shall:

3.1.1    perform the duties of the post of Senior Vice President, Sales (the “SVP Post”) and such other reasonable duties as may from time to time be assigned to him by the Line Manager which are commensurate with the seniority of the SVP Post, whether those duties relate to the business of the Company or to the business of any subsidiary or associate of the Company;

3.1.2    in all respects comply with the reasonable directions given by or under the authority of the Line Manager and which are commensurate with the seniority of the SVP Post;

3.1.3    use his best endeavours to promote the interests of the Company;

3.1.4    unless prevented by incapacity, devote the whole of his time, attention and ability during his agreed hours of work to the performance of his duties under this Agreement;

3.1.5    comply with the listing rules and regulatory requirements of the New York Stock Exchange (or any other Recognised Investment Exchange) on which Belden Inc. is listed in so far as those rules and requirements impose duties and restrictions upon the Executive in his current capacity and shall further comply with all relevant UK legislative requirements relating to listed securities and markets.

3.2    The agreed hours of work of the Executive will be those required for the proper performance of his duties under this Agreement. By signing this Agreement the Executive consents, in accordance with the Working Time Regulations 1998, to work more than 48 hours per week on average should his duties so require and agrees that the limit specified in regulation 4(1) of those Regulations shall not apply to him.

3.3    The Executive's normal place of work is Styal Road, Manchester M23 5WB. The Executive may also be required to travel anywhere within or outside Northern Europe in the ordinary course of his duties that may involve his staying away from home on a temporary basis together with travel outside working hours or over weekends or public holidays.

3.4    Notwithstanding the foregoing provisions of this Clause 3, if notice is served by either party pursuant to Clause 2.2, the Company shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may in its discretion suspend the Executive on full salary and other contractual benefits (which benefits will include without limitation an entitlement to annual cash incentive payment (bonus) calculated as an amount equivalent to then current target annual cash incentive payment for the Executive) and require the Executive:

3.4.1    not to enter any premises of the Company or of any associate of the Company;

3.4.2    to abstain from contacting any customers, clients, employees or suppliers of the Company or of any associate; and

3.4.3    to resign from all offices in the Company, or in any associate, and the Executive irrevocably authorises the Company in his name and on his behalf to execute all documents and do all things necessary to effect the resignations referred to in this Clause 3.4.3, in the event of his failure to do so.

The Executive shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this Clause 3.4.

4.    SALARY AND OTHER BENEFITS

4.1    During the continuance of his employment the Executive shall be entitled to a gross salary at the rate of £210,000 per annum. For the purposes of this Agreement this figure (and any revised such figure from time to time) constitutes the Executive’s Base Salary. The Company will review the Base Salary not less than annually (any such review shall not be downwards but without any obligation by the Company to increase the same) and if this results in a salary increase then that salary as increased shall constitute the Executive’s new Base Salary.

4.2     The Executive's Base Salary will accrue from day to day, be payable by equal monthly instalments (subject to deduction of all tax and national insurance at source) and be inclusive of any sums receivable as directors' fees or other remuneration to which he may be or become entitled as a director in Europe or of any associates.

4.3    The Company reserves the right in its absolute discretion to deduct from the Executive's Base Salary any sums that he may owe to the Company from time to time, including, without limitation, any overpayments or loans made to him by the Company.

4.4    In addition to his Base Salary, subject to the Company’s and/or Belden Inc.’s discretion at any time (such discretion not to be exercised against the Executive on any less favourable terms than for other Senior Vice Presidents), the Executive shall be entitled to participate in:-

4.4.1    The Belden Inc. annual cash incentive plan and any successor annual cash plans. The Executive shall have the opportunity to earn an annual target cash incentive, measured against performance criteria to be determined by the Belden Inc. Board (or a committee of that Board), having a current target value of not less than 50% of the Executive’s Base Salary. The fact that an incentive is paid in any year and/or for several years does not create a precedent for any subsequent year(s) nor a guarantee that the Executive will continue to be invited to participate in the annual cash incentive plan. Subject to the plan rules, any payment under the plan (and the amount of any such incentive and the timing of its payment) is at the absolute discretion of the Company. The Company can vary or discontinue the terms of any annual cash incentive plan at any time upon reasonable notice to the Executive, for any reason and with immediate effect from the start of the next financial year.

4.4.2    The Belden Inc. annual long-term incentive awards under such long-term incentive plans and programmes as may be in effect from time to time provided that the Executive’s participation in such plans and programmes shall be at a level and on terms and conditions as the Belden Inc. Board (or any committee of the Board) shall determine in its sole discretion. The Executive’s target for participating in the Belden Inc. plan shall be 75% of Base Salary. All long-term incentive awards to the Executive shall be granted pursuant to and subject to all the terms and conditions imposed upon such awards granted under such plans and programmes. The fact that an incentive is awarded in any year and/or for several years does not create a precedent for any subsequent year(s) nor a guarantee that the Executive will continue to be invited to participate in the annual long-term incentive plan. Subject to the plan rules, any award under the plan (and the amount of any such award and the timing of its payment/grant) is at the absolute discretion of Belden Inc. Belden Inc. can vary or discontinue the terms of any annual long-term incentive plan at any time upon reasonable notice to the Executive, for any reason and with effect from the start of the next financial year.

4.5    If the Executive’s employment terminates for any reason (or the Executive has given or received notice of termination of employment for any reason) prior to the date upon which any payment or award is due to the Executive under the Company’s annual cash incentive plan or the Belden Inc. annual long-term incentive plan then (unless otherwise provided in the terms of the said plan(s) or under the terms of this Agreement) the Executive shall not be entitled to receive any payment or award under the said plan(s) and shall forfeit any such payment or award that would otherwise be payable or due. The Executive further agrees that he shall not be entitled to claim any compensation for loss of any payment or award under the said plan(s) by way of breach of this Agreement or otherwise save in so far as this Agreement provides for the Executive to receive such compensation or otherwise as may be permissible by law. Notwithstanding the previous provisions, all of the Executive’s stock options, stock appreciation rights, restricted stock units, performance share units and any other long-term incentive awards granted under any long-term incentive plan of Belden Inc., whether granted before or after the date of this Agreement (collectively “Long-Term Awards”) shall remain in effect in accordance with their terms and conditions, including with respect to the consequences of the termination of the Executive’s employment or a change of control and shall not in any way be amended, modified or affected by this Agreement. No further or additional rights, however, shall be conferred by this Agreement upon the Executive in relation to those Long-Term Awards.

4.6    The Executive shall be subject to the stock ownership guidelines of Belden Inc. as may be in effect from time to time. Under such guidelines, the Executive shall have five (5) years to satisfy the stock ownership guidelines applicable to the Executive which currently require the Executive to accumulate stock ownership in Belden Inc. equivalent at par value to 2x the Executive’s annual Base Salary. As of the Effective Date, the Executive’s annual interim target for share accumulation is 20% after the first year, 40% after the second year, 60% after the third year, and 80% after the fourth year.

5.    PENSION AND INSURANCE BENEFITS

5.1    In accordance with the letter from the Company to the Executive dated 22 March 2016 (“the Letter”), the Executive opted to cease accrual in the Belden (UK) Pension Plan in order to qualify for Fixed Protection 2016. As set out in the Letter, in lieu of the Executive’s former pension arrangements:

a)The Executive is not entitled to death in service cover but is entitled to death in deferment benefits as set out in the Letter. In addition, the Executive is entitled to life assurance (paid for by the Company) providing a benefit of 4x the Executive’s capped annual earnings which would in other circumstances be pensionable.

b)The Executive will, in addition to the Base Salary, receive an annual cash allowance of 7% of his capped annual earnings which would in other circumstances be pensionable. This is currently equivalent to a gross payment of £10,542 per annum (which is subject to deduction of tax and national insurance at source), payable in equal monthly instalments. This payment will cease if the Executive elects and is permitted to join or re-join a Belden Group pension scheme. The Executive acknowledges that such payment does not form part of the Executive’s base salary and is not taken into account for the purposes of the annual cash incentive plan or annual long-term incentive award.

5.2    The Executive is entitled to participate in a private medical insurance scheme which provides private medical cover for himself, his spouse and eligible dependents. The Company will contribute the annual subscription for the Executive and any eligible dependents. Details of the scheme are available from the Human Resources Department.

5.3    The Executive will be reimbursed 75% of any NHS Dental Treatment for himself. A member’s guide is available from the Human Resources Department

5.4    The Company can vary or cancel the terms on which it provides any benefit or insurance under this Agreement at any time and for any reason on reasonable notice to the Executive with effect from the start of the Company’s next financial year. The Company shall be under no obligation to provide an alternative benefit or insurance. Eligibility to receive any benefit under any insurance maintained by the Company for the Executive’s benefit is subject to the insurers accepting cover for the Executive (and the Executive’s family if applicable) and further subject to the Executive (and the Executive’s family if applicable) complying with any conditions set by the insurers for cover. If the insurers withdraw or cancel cover for the Executive (or his family if applicable) then the Company is not liable to compensate the Executive or his family in any way nor is the Company liable for any loss which the Executive or his family may suffer as a result of that withdrawal or cancellation.

6.    COMPANY CAR

6.1    The Company shall either provide the Executive with a lease car to a value of £940/month (excluding VAT) to enable the Executive to carry out his duties. The make and model of this lease car shall be of the Executive’s choosing provided that they are consistent with his job title and functions. In the alternative, the Executive may elect to receive a non-pensionable car allowance of £940/month conditional upon the Executive making his own car available for the performance of his duties. Provision of both the lease car and car allowance are subject to the further conditions described in the Company Car Policy applicable to the Executive. Both the lease car and car allowance will be taxable benefits. Neither the value of the lease car nor the car allowance form part of the Base Salary nor will they be taken into account for the purposes of the annual cash incentive plan or annual long-term incentive award. If the Executive elects to take the lease car then the Executive cannot swap to a car allowance until the end of the lease term.

7.    EXPENSES

The Company will reimburse the Executive all reasonable travelling, hotel, entertainment and other expenses properly incurred by him in the performance of his duties under this Agreement, provided that the Executive produces to the Company receipts or other evidence of the payment of such expenses. Reimbursement of expenses is subject to the Executive’s complying with the Company’s expenses policy.

8.    HOLIDAYS

8.1    The Executive will be entitled to 25 days' holiday in each calendar year, to be taken at such times as may be approved by the Executive's line manager, in addition to 8 statutory and public holidays. Holidays may not ordinarily be carried forward from one year to the next.

8.2    Upon termination of this Agreement for whatever reason the Executive shall be entitled to payment in lieu on a pro rata basis for any holidays not taken that have accrued in the calendar year in which the Date of Termination falls or, if appropriate, the Executive shall repay to the Company any salary received in respect of holiday taken before the Date of Termination in excess of his proportionate entitlement. In either case the payment will be calculated by multiplying the accrued or excess entitlement (as the case may be) by 1/ 260 of the Executive's Base Salary at that time.

9SICKNESS AND INJURY

9.1    If the Executive is absent from work as a result of sickness or injury, he will:

9.1.1    use reasonable endeavours to notify the Company by telephone as soon as practicable on the first day of his absence; and

9.1.2    if the period of absence is less than eight consecutive calendar days, submit to the Company on his return a certificate of sickness completed by himself; or

9.1.3    if it is eight consecutive calendar days or more, submit to the Company without unreasonable delay a medical certificate signed by a practising medical practitioner in respect of each week of absence after the first.

9.2    The Executive will, subject to compliance with Clause 9.1 above and to Clause 16 below, be entitled to payment of his salary at the full rate (less any social security or other benefits payable to him) during any periods of absence from work as a result of sickness or injury up to a maximum of 6 months in aggregate in any 12 consecutive months; but he will not be entitled to any payment of salary during any absence in excess of that maximum.

9.3    The Company will pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of absence, and any payment of salary in accordance with Clause 9.2 will go towards discharging its liability to pay statutory sick pay.

9.4    If the Executive is absent from work by reason of injury or illness sustained wholly or partly as a result of actionable negligence or nuisance or breach of any statutory duty on the part of any third party, the Company in its discretion may require the Executive to take all reasonable steps to recover compensation, and all payments made to him by the Company under Clause 9.2 in respect of such absence shall be deemed to be loans and shall be repaid by the Executive when and to the extent that he recovers compensation for loss of earnings from that third party by action or otherwise.

10.    INTERESTS IN OTHER BUSINESSES

Save with the written consent of the Line Manager, the Executive shall not during the continuance of his employment be engaged or interested (except as the holder for investment of up to 3 per cent of any class of securities quoted or dealt in on a recognised stock exchange) either directly or indirectly in any business or occupation other than the business of the Company and its associates.

11.COPYRIGHT

11.1    Any document, words, writing, design, procedure, computer software or item capable of having copyright whether or not capable of protection by letters patent or otherwise that the Executive produces during his employment shall belong to the Company and the Executive shall take all such steps as may be necessary to vest the ownership thereof in the Company. 5% of the Executive's remuneration is paid in consideration of the foregoing assignation by the Executive to the Company.

11.2    The Executive shall not reproduce or enable or assist any other person to reproduce any item referred to in the above paragraph, without the express written permission of the Company.

12.INTELLECTUAL PROPERTY

12.1    Any document, words, writing, design, procedure, computer software or item capable of having copyright whether or not capable of protection by letters patent or otherwise which is the property of the Company or of any person or body corporate with whom the Company has a contractual or business relationship (hereinafter called the Client) and to which the Executive may have access in the course of his duties, shall remain the property of the Company or the Client.

12.2    The Executive shall not utilise or reproduce or enable or assist any other person to utilise or reproduce any item referred to in the above paragraph, without the express written permission of the Company. In particular, without prejudice to the generality of this clause, the Executive shall not utilise any item referred to in the above paragraph in the course of work carried out for, or in employment with, any other person or body corporate.

13.CONFIDENTIALITY

13.1    The Executive shall not during the continuance of his employment or afterwards (unless authorised to do so by the Line Manager or by a court of competent jurisdiction):

13.1.1    use for his own benefit or the benefit or any other person;

13.1.2    disclose to any person; or

13.1.3    through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any confidential information of the Company or any of its associates that he has obtained by virtue of his employment or in respect of which the Company is bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, lists or details of customers, lists or details of employees (including their personal contact details and details of their remuneration) information relating to the working of any process or invention carried on or used by the Company or any associate, information relating to research projects, prices, discounts, mark-ups, future business strategy, marketing, tenders and any price sensitive information.

13.2    The restriction in Clause 13.1 will not prevent the Executive, after the Date of Termination, from using for his own or another's benefit any information that becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement, but any such use will be subject to the restrictions contained in Clause 14.

14.PROTECTION OF INTERESTS OF COMPANY

The Executive shall not, for the first 12 months after the end of his employment with the Company or for the period of twelve months immediately following the service of any notice of termination (whether by the Company or by the Executive), whichever is the sooner, (whether directly or indirectly and whether on his own behalf or on behalf of any other person):

14.1    Own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the 12 month period ending with the date of termination for any reason, in any locale of any country in which the Company conducts business. This Section 14.1 shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

14.2    Deal or endeavour to deal with the business of any individual firm or company who during a period of 12 months preceding the end of his employment was a customer or a client of the Company with whom the Executive had personal contact or business dealings as an employee of the Company provided that this restriction relates solely to Executive dealing or endeavouring to deal with that customer or client in relation to the provision of goods or services which compete with or are the same as or similar to those provided by the Company to that customer or client .

14.3    Entice, solicit or endeavour to entice or solicit away from the Company the business of any individual, firm or company who during a period of 12 months preceding the end of employment was a customer or client of the Company with whom the Executive had personal contact or business dealings as an employee of the Company provided that this restriction relates solely to the provision of goods or services to that customer or client which compete with or are the same as or similar to those provided by the Company.

14.4    Entice, solicit or endeavour to entice or solicit away from the Company any employee with whom the Executive had personal contact during the 12 months preceding the termination of his employment with the Company or in respect of whom the Executive was in possession of Confidential Information but this clause shall only apply in relation to employees engaged in an executive, managerial, sales, marketing, technical or advisory capacity.

14.5    Endeavour to procure the supply of any services from any supplier who during a period of 12 months immediately before the end of employment had been a supplier of the Company with whom the Executive had personal contact during the 12 months preceding the termination of his employment with the Company or in respect of whom the Executive was in possession of Confidential Information and where such a supply would have an adverse effect on or cause loss to the Company.

14.6    The duration of the restrictions in Clauses 14.1 to 14.5 inclusive will be reduced by any period of time in respect of which the Company exercises its right not to provide work to the Executive or otherwise exercise any of its rights pursuant to clause 3.4 above.

14.7    Further and in any event, the restrictions in clause 14 will not apply if a senior executive of the Company agrees, in writing, that the terms of clause 14 shall not apply, such agreement not to be unreasonably withheld or delayed.

15.COMPANY PROPERTY

On or before the Date of Termination the Executive shall return all the Company's property in his possession, including all customer and client lists, pitches, marketing proposals, customer or client contracts, price lists, drawings, designs, photographs, plans, models, blueprints, reports, manuals, files, notes, accounts, documents, computers and computer disks and other material and all notes and memoranda of any trade secrets or confidential information of the Company or any associate together with copies thereof (in whatever medium stored or recorded) to the Company.

16.TERMINATION

16.1    Either party will be entitled to terminate the employment of the Executive by giving notice to the other in accordance with Clause 2.2 above.

16.2    The Company will be entitled to terminate the employment of the Executive without notice and without any compensation for termination of his employment if he:

16.2.1    commits a serious and willful breach of, or (after written warning in respect of the same) persistently and willfully breaches, any material term of this Agreement;

16.2.2     commits any act of gross negligence (which shall include any known material omission to act amounting to gross negligence);

16.2.3    is guilty of serious and deliberate conduct (other than any conduct which is sanctioned by the Board or the President) which brings himself or the Company or any of its subsidiaries or associates into serious disrepute and which causes the Company or any of its subsidiaries or associates material harm;

16.2.4    unreasonably neglects, fails or willfully refuses (in each case after written warning in respect of the same) to perform substantially his duties properly assigned to him under this Agreement;

16.2.5    is found reasonably to have committed an act of gross misconduct, non-exhaustive examples of which are found within the disciplinary rules;
16.2.6    becomes of unsound mind, bankrupt or compounds with his creditors; or

16.2.7    (if the Company has exercised its right to reasonably require the Executive to hold office as a director of the Company or an associate) the Executive becomes prohibited by law from being a director; or

16.2.8    the Executive is convicted of (or pleads guilty to) a criminal offence which results in his imprisonment

PROVIDED ALWAYS that any breach, conduct, act, omission, neglect, failure or refusal on the part of the Executive intended to be relied on by the Company in connection with any of the foregoing provisions shall first be notified to the Executive in writing and if any such breach, conduct, act, omission, neglect, failure or refusal on the part of the Executive in connection with any of the foregoing provisions shall (a) be capable of remedy by the Executive within 30 days, and is so remedied within 30 days and/or (b) (other than in the case of 16.2.6) arises by virtue of the Executive’s ill-health, any such breach, conduct, act, omission, neglect, failure or refusal shall be disregarded by the Company and/or Belden Inc for the purposes of this sub-clause 16.2. Further and in any event, any act or omission by the Executive shall not be “willful” for the purposes of clause 16.2 above if it is conducted in good faith and in the Executive’s reasonable belief that such conduct is in the best interests of the Company.

16.3    In order to investigate a complaint of misconduct made against the Executive and to allow the Company to carry out whatever investigations it deems appropriate, the Company may suspend the Executive on full pay and other contractual benefits and require the Executive:

16.3.1    not to enter any premises of the Company or any associate; and

16.3.2    to abstain from contacting any customers, clients, employees or suppliers of the Company or any associate.

The Executive shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this Clause 16.3

16.4    The Company’s planned retirement age for someone in the Executive’s position is 65 years but the Executive’s employment may continue beyond that date.

16.5    Any obligations of the Executive under this Agreement that are expressed to continue after the Date of Termination shall continue in full force and effect notwithstanding the termination of his employment.

16.6    The Executive agrees that for the purposes of Part II of the Employment Rights Act 1996 the Company may apply any sums that may be due from the Company to the Executive (including, without limitation, accrued salary and/or holiday pay) at the Date of Termination (for whatever reason and howsoever caused) against any sums which may be due from the Executive to the Company (including, without limitation, any sums due pursuant to Clause 8.2).

16.7    The Company may in its discretion terminate the Executive's employment immediately by giving him written notice to that effect and paying to him in lieu (within 14 days after the Date of Termination) such sum as would have been payable by the Company to the Executive as gross salary less any deductions that the Company might be required or entitled to make including, without limitation, income tax and national insurance contributions in respect of the period of notice specified in Clause 2.2, calculated on the basis of the annual rate of salary applicable on the date notice is given. The discretion to terminate the Executive's employment given to the Company by this Clause 16.7 shall not preclude the Company from exercising any other right which it may have to terminate the Executive's employment.

16.8    So long as the Executive holds the SVP Post, the provisions of clause 17 below shall further apply in relation to the termination of the Executive’s employment, the intention of the parties hereto being that the Executive shall not be treated any less favourably than any of his peer group of Senior Vice Presidents who are based in the US. In agreeing such terms, the Company has taken into account, inter alia, the fact that substantially similar provisions apply to Senior Vice Presidents who are based in the US, that such terms are intended to reduce the risk of disputes arising over severance terms where practicable and that additional restrictive clauses have been applied to the Executive as part of his role change to a Senior Vice President.

17.	ADDITIONAL PROVISIONS THAT APPLY ON TERMINATION OF THE EXECUTIVE’S EMPLOYMENT

17.1	For the purposes of this clause 17 the following definitions shall apply:

“Accrued Obligations”
shall mean any accrued and unpaid Base Salary up to the date of termination and any pay in lieu of untaken holiday in accordance with Company policy and reimbursement for any unreimbursed expenses, incurred in accordance with applicable Company policy, up to the date of termination.

“Change in Control”
shall mean a change of control of Belden Inc, which shall be deemed to have occurred if any of the following events shall occur:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States of America Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of Belden Inc. (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Belden Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from Belden Inc. (2) any acquisition by Belden Inc. (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Belden Inc. or any corporation controlled by Belden Inc. or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (iii) of this definition;

(ii) individuals who, as of the date hereof, constitute the Board of Belden Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of that Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Belden Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Belden Inc. (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Belden Inc. resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Belden Inc. or all or substantially all of Belden Inc.’s assets either directly or through one or more subsidiaries) and in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of Belden Inc. resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of Belden Inc. of a complete liquidation or dissolution of Belden Inc.

“Conditions”	shall mean the conditions set out at clause 18 of this Agreement
“Disability”	shall have the meaning defined under the Belden Inc. then-current long-term disability insurance plan in which Executive participates
“Good Reason”
shall mean the occurrence of any of the following events during a Protection Period, without the express written consent of Executive:
(i) The Executive’s Base Salary or annual target cash incentive opportunity is reduced;
(ii) The Executive’s duties or responsibilities are changed to the Executive’s detriment or are otherwise inconsistent with the Executive’s position (including status, offices, titles, and reporting responsibilities) or authority; or
(iii) The Company requires the Executive’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding a Change in Control.

To the extent a “Good Reason” arises and is relied on by the Executive, the Executive agrees to notify the Company in accordance with the provisions of clause 17.3 below.

“Protection Period”	shall mean the period commencing on the occurrence of a Change in Control and ending on the second anniversary of the date of that Change in Control.
“Qualifying Termination Following Change of Control”
shall mean termination of the Executive’s employment during the Protection Period (a) by the Company other than pursuant to clause 16.2 and other than due to his Disability and/or (b) by the Executive for a Good Reason.

“Other Qualifying Termination”
shall mean termination of the Executive’s employment (a) by the Company other than pursuant to clause 16.2 and/or (b) by the Executive in circumstances in which he is entitled to terminate it without notice by reason of the Company's conduct but which in each case does not constitute Qualifying Termination Following Change of Control or termination because of the Executive’s disability. For the avoidance of doubt this shall not include a resignation by the Executive in circumstances in which he is not entitled to terminate his employment without notice by reason of the Company’s conduct.

17.2    Without prejudice to the Executive’s rights (a) under local laws and (b) under the remaining provisions of this Agreement including in particular his rights as to notice, the Company undertakes to make the following payments to the Executive (or, in the case of the Executive’s death, in respect of the Executive to the Executive’s personal representatives) in the circumstances set forth below. The Executive agrees and acknowledges that the payments and benefits to be provided in the case of Qualifying Termination Following Change of Control and Other Qualifying Termination shall be subject to him meeting the Conditions. Further and in any event, the Executive acknowledges that in making the payments prescribed in the event of a Qualifying Termination Following Change of Control or Other Qualifying Termination, he will be required to give credit (on a pound for pound basis) for any payment received by way of a payment in lieu of notice under clause 16.7 above.

(a) Death or Disability
If the Executive’s employment terminates due to the Executive’s Death or Disability, then the Company shall provide the Executive (or the legal representative of his estate in the case of his death, such death to be evidenced by way of death certificate unless agreed otherwise) with the following payments and benefits, such payments and benefits to be provided within 10 days of the termination of the Executive’s employment:

(i) his Accrued Obligations; and
(ii) any unpaid cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when annual cash incentives are paid generally to senior executives for such year;
(iii) a pro-rated annual cash incentive award for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and pro-rated by a fraction, the numerator of which is the number of days elapsed during the performance year up to the date of termination and the denominator of which is 365, which pro-rated cash incentive award shall be paid when awards are paid generally to senior executives for such year; and
(iv) any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which Executive participates immediately prior to such termination.

(b) Qualifying Termination Following Change of Control
If the Executive’s employment terminates as a result of a Qualifying Termination Following Change of Control, then the Company shall provide the Executive with the following payments and benefits:

(i) his Accrued Obligations; and
(ii) any unpaid annual cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when awards are paid generally to senior executives for such year;
(iii) a pro-rated annual cash incentive for the fiscal year in which such termination occurs, the amount of which shall be based on target performance and pro-rated by a fraction, the numerator of which is the number of days elapsed during the performance year up to the date of termination and the denominator of which is 365, which pro-rated annual cash incentive award shall be paid when awards are paid generally to senior executives for such year; and
(iv) a lump sum severance payment, payable as a debt, in the aggregate amount equal to the product of (A) the sum of (1) the Executive’s highest Base Salary during the Protection Period plus (2) his annual target annual cash incentive award multiplied by (B) two (2); and
(v) subject to the Executive’s continued co-payment of premiums, continued participation for two (2) years in the Company’s medical benefits plan which covers the Executive and his eligible dependents upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company. If the Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease.

Payments under (i) to (iv) above shall be paid in a lump sum within ten (10) business days after the Executive’s termination of employment.

(c) Other Qualifying Termination
If the Executive’s employment terminates in circumstances which constitute Other Qualifying Termination, then the Company shall provide the Executive with the following payments and benefits:

(i) his Accrued Obligations; and
(ii) any unpaid annual cash incentive earned with respect to any fiscal year ending on or preceding the date of termination, payable when such incentives are paid generally to senior executives for such year; and
(iii) a pro-rated annual cash incentive for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and pro-rated by a fraction, the numerator of which is the number of days elapsed during the performance year up to the date of termination and the denominator of which is 365, which pro-rated annual cash incentive award shall be paid when awards are paid generally to senior executives for such year;
(iv) Severance payments, payable in each case as a debt, in the aggregate amount equal to the sum of (A) the Executive’s then annual Base Salary plus (B) his annual target cash incentive, which aggregate amount shall be payable to the Executive in equal semi-monthly payroll instalments over a period of twelve (12) months. For purposes of this subsection (iv) each instalment severance payment to the Executive under this subsection (iv) shall be treated as a separate payment and for the purposes of the Income Tax (Earnings & Pensions) Act 2003, the Executive shall not become entitled to require payment of or on account of each such instalment until that instalment falls due for payment; and
(v) Subject to the Executive’s continued co-payment of premiums, continued participation for twelve (12) months in the Company’s medical benefits plan which covers the Executive and his eligible dependents upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect for active employees of the Company. If the Executive obtains other employment that offers substantially similar or more favourable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease.

(d) Executive’s resignation
If the Executive resigns from his employment outside a Protection Period and in circumstances in which he is not entitled to terminate his employment without notice by reason of the Company’s conduct, he shall be paid his Accrued Obligations as at the date his employment terminates.

17.3    The parties have agreed that if a “Good Reason” arises, the Executive has the right to elect to treat himself as dismissed by the Company upon giving 30 days’ written notice to the Company, such notice to specify the ground or grounds on which the Executive relies for the purposes of establishing “Good Reason”. Unless such ground or grounds are rectified to the Executive’s reasonable satisfaction within 21 days of the service by him of the written notice referred to above, the Executive shall be treated as having been dismissed for “Good Reason” upon the expiry of that written notice.

18.CONDITIONS

Any payments or benefits to be made or provided to the Executive in the event of a Qualifying Termination or Other Qualifying Termination as set out above, other than Accrued Obligations, are subject to the Executive executing a release (settlement agreement) in the Company’s standard terms (provided always any such release is on no less favourable terms than has from time to time been required in respect of any other departing Senior Vice President of Belden Inc) in favour of the Company under which the Executive will be required to confirm:

18.1    his continued compliance with the provisions of clauses 13 (confidentiality) and 14 (protection of interests); and

18.2    delivery to the Company of a resignation from all offices, directorships and any other positions of office held by the Executive with the Company, its associates and employee benefit plans; and

18.3    that he has not lodged any complaint to a Court or Employment Tribunal arising out of the termination of the Executive’s employment; and

18.4    that he accepts the payments and benefits made or provided to him pursuant to any such release (settlement agreement), other than Accrued Obligations, in full and final settlement of all claims arising out of the termination of his employment.

The Company will provide the Executive with a reasonable time in which to obtain independent legal advice on the terms and effect of the release (settlement agreement) and agrees to be responsible for the Executive’s reasonable legal fees in respect of the same.

19.DISCIPLINE AND GRIEVANCES

19.1    A copy of the disciplinary rules of the Company for the time being in force is contained in the company handbook and is deemed to be incorporated into this agreement.

19.2    A copy of the disciplinary procedure for the time being in force is contained in the company handbook but is not incorporated into this agreement

19.3    A copy of the grievance procedure for the time being in force is contained in the company handbook but is not incorporated into this agreement.

20.ADDITIONAL PARTICULARS

20.1    There is no collective agreement that directly affects the terms or conditions of the Executive's employment.

21.ENTIRE AGREEMENT

This Agreement supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive and sets out the entire agreement of the parties in relation to the Executive's employment.

22.OBLIGATIONS TO THIRD PARTIES

The Executive warrants that by virtue of entering into this Agreement and performing the duties set out in this Agreement he will not be in breach of any contract of service or for the provision of services or any partnership agreement and will, save as implied by law, be free from all agreements, arrangements or other restrictions restricting his right to compete with any person or to solicit clients, customers or employees of any person or in any way restricting him from performing this Agreement in accordance with its terms.

23.NOTICES

Any notice to be given under this Agreement must be in writing and will be deemed to be sufficiently served by one party on the other if it is either delivered personally or is sent by prepaid first class post and addressed to the party to whom it is to be given, in the case of the Executive at his last known residence and in the case of the Company at its registered office, and any such notice if so posted will be deemed to have been served on the day (excluding Saturdays, Sundays and public holidays) following that on which it was posted.

24.MISCELLANEOUS

For the purposes of the Contracts (Rights of Third Parties) Act 1999, the provisions of clause 17 (but only insofar as they apply in the context of the Executive’s death) shall be enforceable by the Executive’s personal representatives against the Company.

25.GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of England and each of the parties irrevocably submits to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

In signing this Agreement, the Executive and the Company confirm and acknowledge that the contents of this Agreement constitute a contract of employment.

Signed on behalf of Belden:

NAME: Brian E. Anderson

TITLE: SVP – Legal, General Counsel and Corporate Secretary
DATE: November 22, 2017
SIGNATURE: /s/Brian E. Anderson

Signed by the Executive:
NAME: Paul Keith Turner
DATE: November 22, 2017
SIGNATURE: /s/Paul Keith Turner